AMENDMENT NO. 1 TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 1, effective as of January 20, 2009 (the “Amendment”), amends the Amended and Restated Rights Agreement, dated December 2, 2008 (the “Rights Agreement”), by and between La Jolla Pharmaceutical Company, a Delaware corporation (the “Corporation”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”). Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, on January 4, 2009, the Corporation entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with BioMarin Pharmaceutical, Inc., a Delaware corporation (“BioMarin”);

WHEREAS, pursuant to the Securities Purchase Agreement, the Corporation is issuing on the date herewith 339,104 shares of Series B-1 Convertible Preferred Stock, par value $0.01 and may, as contemplated in the Securities Purchase Agreement, issue to BioMarin up to 226,068 shares of Series B-2 Convertible Preferred Stock, par value $0.01 and 678,205 shares of Series B-3 Convertible Preferred Stock, par value $0.01 (the Series B-1, B-2 and B-3 Convertible Preferred Stock being collectively referred to as the “Series B Preferred Stock”);

WHEREAS, BioMarin has certain preemptive rights under the Securities Purchase Agreement to purchase Common Stock of the Company and other securities or rights convertible into, or entitling the holder to receive directly or indirectly, additional shares of Common Stock (the “Preemptive Shares”); and

WHEREAS, the Corporation and the Rights Agent are entering into this Amendment to permit BioMarin to acquire the Series B Preferred Stock, any securities issued to BioMarin as a dividend on the Series B Preferred Stock, the Common Stock issuable upon conversion of the Series B Preferred Stock and any Preemptive Shares that may be issued to BioMarin as contemplated under the Securities Purchase Agreement (collectively, the “Partnership Shares”) without thereby making BioMarin an Acquiring Person or resulting in a Distribution Date.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Section 1(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the             shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include: (A) BioMarin Pharmaceutical Inc. and its Affiliates and Associates (collectively, “BioMarin”), to the extent BioMarin becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding solely due to BioMarin’s Beneficial Ownership of the Partnership Shares; or (B) any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding such Grandfathered Person’s Grandfathered Percentage. For the avoidance of doubt, if BioMarin becomes or is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (including the Partnership Shares) and at such time BioMarin is deemed to be the Beneficial Owner of any shares of Common Stock of the Company other than the Partnership Shares, then BioMarin shall be deemed an Acquiring Person hereunder.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.” In addition, notwithstanding the foregoing, and notwithstanding anything to the contrary provided in the Agreement including without limitation in Sections 1(jj), 3(a) or 27, a Person shall not be an “Acquiring Person” if the Board of Directors of the Company determines at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of             shares of Common Stock of the Company (or, for the avoidance of doubt, with respect to any Derivative Common Shares, terminates the subject derivative transaction or transactions or disposes of the subject derivative security or securities) so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a).”

2.	Section 3(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“From the date hereof until the earlier of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person could become, or would be, the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the shares of Common Stock of the Company then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company. As soon as practicable after the Distribution Date, the Rights Agent will, at the Company’s expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

3.  Except as expressly set forth in this Amendment all other terms of the Rights Agreement shall remain in full force and effect.

4.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

5.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the Corporation and the Rights Agent have executed this Amendment effective as of the date first above written.

THE CORPORATION: La Jolla Pharmaceutical Company, a Delaware corporation
By:		/s/ Deirdre Gillespie

Deirdre Y. Gillespie, M.D.
President and Chief Executive Officer

RIGHTS AGENT: American Stock Transfer & Trust Company, LLC, a New York limited liability company
By:	/s/ Herbert J. Lemmer

	Name:	Herbert J. Lemmer
	Title:	Vice President